EXHIBIT 10.47


                         RETENTION AGREEMENT ("Agreement"), dated as of
March
 15, 2003, by and between Pueblo International, LLC, a Delaware limited liability company and Pueblo Entertainment, Inc., a Delaware corporation (the "Companies"), which are wholly owned subsidiaries of Nutritional Sourcing Corporation, a Delaware corporation ("NSC") and William T. Keon, III (the"Executive").

                           WHEREAS, the Companies acknowledge the existence
 of various risks and uncertainties in connection with the competitive marketplace in Puerto Rico and the U.S. Virgin Islands and with matters involving NSC and its current Chapter 11 proceedings;

                          WHEREAS, the Companies believe it is in the best
 interests of the Companies to take appropriate actions to insure continuity of key management and desire to induce Executive to remain in the employ of the Companies, notwithstanding such risks and uncertainties;

                          WHEREAS, the Companies have requested Executive to
 remain in the employ of the Companies, on the terms and conditions hereafter set forth and Executive is willing to accept such terms; and

                         WHEREAS, considering the foregoing, the Executive and the Companies agree to enter into this Agreement;

                        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Companies and the Executive (the"Parties") hereby agree as follows:

1.             Employment, Duties, Acceptance and Term

1.1 The Companies hereby employ the Executive as President and Chief Executive Officer ("CEO"), and the Executive agrees to be so employed. The Executive shall report directly to the board of directors of the Companies, respectively, or their designee ("Board of Directors").

       During the Employment Period (as defined in Section 1.3 hereof), the Executive will be responsible for managing the business and affairs of the Companies and the day-to-day operations of the Companies, and such other responsibilities as shall be determined from time to time by the Board of Directors consistent with
       Executive's titles and position.   All staff in the Companies'
       Florida and Puerto Rico offices are expected to report to Executive through their managers. In addition, the Board of Directors acknowledges and approves that Executive serves as of the date hereof and will continue to serve as an officer and/or director of certain other parent, subsidiary and affiliated companies of the Companies (each such related entity referred to individually as a"Group Affiliate"). Consistent with Executive's titles and position the Executive shall take all such actions as may be required to fulfill his duties as President and CEO or which are within the scope of the business activities of the Companies or which may be necessary to carry out any additional responsibilities as may be given to the Executive by the Board of Directors, including responsibilities with Group Affiliates. The Executive shall not be paid or accept any salary for such duties, obligations or responsibilities except for the amounts as expressly set forth in this Agreement.



1.2 The Executive shall devote his full business time and attention to the business of the Companies, including such additional duties and responsibilities to which he is assigned under this Agreement, during the period of his employment hereunder; provided, however, that the Executive may continue to serve on the boards of directors and/or be a designated officer of Group Affiliates to the extent that such activities do not materially interfere with the execution of the Executive's duties hereunder.

1.3 The Executive's employment under this Agreement shall commence as of March 15, 2003 (the "Commencement Date") and end on the third anniversary of the Commencement Date, subject to the provisions of
       Section 3 of this Agreement (the"Employment Period"). The Employment Period shall be automatically extended for an additional two year term, subject to the provisions of Section 3 of this Agreement ("Renewal Period") unless either the Companies or Executive shall give the other party not less than 180 days written notice prior to the termination of the Employment Period of the intention to not extend this Agreement (a"Non-Renewal
       Notice").

2.     Compensation and Benefits

2.1 Base Salary. During the Employment Period, the Companies will pay to Executive a Base Salary at the annual rate of Five Hundred Fifty Thousand U.S. Dollars ($550,000.00), to be paid in substantially equal installments on a weekly basis, subject to applicable payroll withholdings and deductions. The Board of Directors shall review the Base Salary on an annual basis and, at the Board of Director's discretion, may increase the Base Salary. All compensation and benefits payable to Executive pursuant to this Agreement will be paid by or on behalf of Pueblo International, LLC directly to the Executive but shall be the joint and several liability of the Companies.

2.2 Annual Incentive Compensation. If the Executive meets the annual performance criteria established by the Board of Directors under the Companies' Key Management Incentive Opportunity Program (KMIO), the Companies shall pay to the Executive, within ninety (90) days of the close of each fiscal year end or portion of such year during the Employment Period, a KMIO bonus ("KMIO Incentive Compensation") in such amount as determined by the KMIO formulas; however with a minimum guarantee of 50% of annual Base Salary regardless of achieving minimum KMIO performance targets, and may pay in excess of 50% as determined by actual results achieved. The Board of Directors shall review the KMIO Incentive Compensation Program on an annual basis and, at their discretion will approve the performance targets for each fiscal year.



2.3 Special Inducement. As a special inducement to convince Executive to enter into this Agreement and in acknowledgement of prior agreements and understandings initially made to induce Executive to accept employment by the Companies, the Companies agree (a) to pay Executive the Supplemental Retirement Benefit accrued through January 31, 2003, as determined consistent with the formulas prepared by Mercer Human Resource A Consulting or as otherwise agreed by the parties, and (b) to make such payment at the time the parties enter into a Supplemental
      Retirement Benefit Agreement as agreed by the parties. The Companies and Executive commit to reach a mutually satisfactory resolution of the matters set forth in (a) and (b) above within 90 days of the Effective Date.

2.4 Special Incentive Compensation. The Executive is also a participant in the Special Incentive Program (SIP) covered under a separate agreement, which will terminate on August 1, 2003 unless mutually extended.

2.5 The Companies shall pay or reimburse the Executive for all reasonable business and travel expenses actually incurred or paid by the Executive during the period of employment hereunder in the performance of services under this Agreement, upon timely presentation of expense statements or vouchers or such other supporting information as Companies may require.

2.6 The Companies shall provide Executive with an automobile allowance of $237.50 per week.



2.7 The Companies shall provide to the Executive medical and disability benefits and insurances and coverage under applicable employee benefit plans currently provided generally to senior executives of the Companies pursuant to the terms, conditions and limitations of the Companies' plans and its regulations in effect and as they may be modified from time to time. However, because the Executive's employment is covered by this Agreement, the Executive is not eligible to participate in or seek coverage under any Companies' separation or severance plan, policy or benefit or similar program, other than as provided in this Agreement.

2.8 The Executive shall be entitled to cumulative paid vacation in the amount of four weeks of paid vacation per calendar year. All cumulative vacation time accrued to date and not used will continue to accumulate in addition to any future unused vacation time and carry forward indefinitely. The Executive is to report quarterly on the status of Executive's vacation accruals and time taken. The Executive shall not be entitled to receive a payment for any accrued but unused vacation until time of separation. The Executive will schedule Executive's vacation with the approval of the Board of Directors and subject to the operating needs of the Companies. The Executive has an accrued and unused vacation time balance of 128 days as of December 31, 2002.

2.9 The Executive's principal work location is in Coral Gables, Florida and secondary work location is in San Juan, Puerto Rico. Executive's work locations may not be changed nor can Executive's business travel obligations be materially increased without the prior written consent of Executive.

2.10 The Executive is deemed to have been an employee of a common controlled group since January 31, 1983 and Executive's benefit levels (including retirement benefits) are to reflect employment from that date.

3.    Termination of Employment Relationship

3.1 The Companies may at any time, by written notice to Executive, terminate Executive's employment hereunder and this Agreement for"Cause" as of the date of such notice. For purposes of this Agreement,"Cause" shall be defined as any of the following:

     (i) the commission by the Executive, in connection with the performance of Executive's duties or obligations hereunder, of acts of dishonesty, gross negligence or willful misconduct; which act (or failure to act) the Board of Directors, in the exercise of their discretion, determines materially affects adversely, the value, reliability or performance of the Executive in regard to Executive's employment by the Companies; or

	     (ii) the conviction of the Executive of (or pleading nolo contendere or similar plea by the Executive to) any felony or serious violation of law which the Board of Directors, in the exercise of their discretion, determines materially affects adversely, the value, reliability or performance of the Executive in regard to Executive's employment by the Companies; or



     	(iii) the Executive's refusal or neglect to comply with the reasonable and prudent directions and/or instructions of the Board of Directors consistent with the terms of this Agreement, and the Executive's failure to cure such alleged material default, refusal or failure within ten (10) calendar days from date of receipt of the written notice from the Board of Directors to Executive of such default, refusal or failure; or

     (iv) the Executive's material breach of any of the Executive's obligations (including the obligation to comply with all of the Companies' material policies and procedures) to the Companies and the Executive's failure to cure such alleged material breach with ten (10) calendar days from the date of receipt of the written notice from the Board of Directors to Executive of such alleged material breach; or

     (v) Executive's willful and continued failure to substantially perform Executive's duties with the Companies, or any subsidiary of the Companies, as such duties may reasonably be defined from time to time by the Board of Directors (other than failure resulting from Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed Executive's duties; or

     (vi) a material and documented breach of the Executive's covenants under Section 4 of this Agreement.

      For purposes of this Agreement, no act or failure to act, on the part of the Executive, shall be considered"willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon directions of the Board of Directors or the authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Companies shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for"Cause" unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board of Directors (excluding the Executive if he is a member of the Board of Directors) at a meeting of the Board of Directors called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

      In the event of termination for"Cause" pursuant to this Section 3.1, the Companies shall be liable and shall pay to the Executive only that portion of the Base Salary pursuant to Section 2.1 which has been fully earned and unpaid as of the date of the Executive's receipt of such written notice from the Board of Directors. The Executive shall not be entitled to KMIO Incentive Compensation on account of the year in which the Executive is terminated if for"Cause." The Executive will be entitled to all accumulated and unused vacation pay regardless of the reason for termination, in addition to a fair estimate of all benefits accrued but not yet paid under the SIP arrangement.

3.2 The Companies may, at any time during the term of this Agreement, by written notice to the Executive, terminate the Executive's employment hereunder"Without Cause" (which shall include termination due to death or disability of the Executive or pursuant to a Non-Renewal Notice by the Companies) as of the date of such notice to Executive by the Board of Directors. In the event of such termination"Without Cause" pursuant to this Section 3.2, the Companies shall pay the Executive, within ten (10) days of the date of notice of termination the following amounts: (a) an amount equal to three times Executive's annual Base Salary then in effect, if such termination occurs during the Employment Period and an amount equal to one and one-half the annual Base Salary then in effect if such termination occurs during the Renewal Period; (b) a pro-rated portion of the current year's KMIO Incentive Compensation, to be determined based upon the actual sales and EBITDA results year to date as of the most recently completed four week fiscal period compared with the KMIO annual targets prorated for the short period multiplied by the amount of base compensation received as of the effective termination date, however in no situation is this amount to be less than 50% of Base Salary as outlined in Section 2.2; (c) advance the estimated amount to be paid under SIP arrangement based upon reasonable and available projections resulting in a SIP award and this advanced amount is to be increased or partially repaid based upon the eventual actual and final SIP calculations; and (d) an amount equal to continuation of automobile allowance, medical and other insurance benefits for three years if such termination occurs during the Employment Period and an amount equal to one and one-half year's continuation of such benefits if such termination occurs during the Renewal Period.

      This Section 3.2 also applies in the event of a deemed termination "Without Cause" which shall occur if, upon a"change of control" of the
      Companies and/or NSC, the Executive is not guaranteed in the Executive's good faith judgment the same position, title and responsibilities with a new financially responsible owner, under terms and conditions at least as favorable to the Executive in all material respects as those contained in this Agreement. "Change of control" includes a change in the majority of the ultimate equity ownership or control for whatever reason, whether involving consideration or not.

3.3 If payments are due Executive pursuant to this Section 3, then the Companies shall pay to Executive an amount which, on an after-tax basis (including federal income and excise taxes and state and local income taxes), equals the excise tax, if any, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the"Code"), upon Executive by reason of"parachute payments" (as defined in Section 280G(b)(2) of the Code) made by the Companies.



4.     Protection of Confidential Information, Non-Competition

4.1 Executive and Companies acknowledge that the services Executive provides to the Companies are unique (for purposes of this Section 4 the term
     "Companies" shall include the entity owning the Companies as well as all entities owned by the Companies). Executive and Companies further acknowledge that the business knowledge and relationships of the Executive acquired during Executive's employment with the Companies is a critical asset of the Companies. In addition, the Executive's work for the Companies will bring the Executive into close contact with many confidential affairs of the Companies that are not readily available to the public and plans for future developments of the Companies. Accordingly, the Executive hereby agrees that, as a material and essential condition of Executive's employment by the Companies and in consideration of this Agreement and the compensation and other benefits provided for herein, the Executive is subject to and encumbered by the restrictive covenants set forth in this Section 4 and that the Companies shall have the right to enforce these restrictive covenants.

4.1.1 The Executive hereby covenants, warrants and agrees that the Executive will not, during the period of Executive's employment hereunder or at any time thereafter, directly or indirectly divulge, use, furnish, disclose or make available to anyone any Confidential Information, except as may be necessary for Executive to communicate on a"need to know" basis in the ordinary course of performing Executive's duties as an employee of the Companies.



4.1.2 For purposes of this Agreement,"Confidential Information" shall mean any and all information, data and knowledge that (i) has been created, discovered, developed or otherwise become known to the Companies (including, without limitation, information, data and knowledge created, discovered, developed, or made known by the Executive during the period of or arising out of Executive's employment by the Companies) or in which property rights have been assigned or otherwise conveyed to the Companies, which information, data or knowledge has commercial value in the business in which the Companies is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement, or (ii) arises out of or relates to the business affairs of the Companies (including without limitation, any information which the Companies considers to be privileged). By way of illustration, but not limitation, Confidential Information includes financial information, supply and service information, marketing information, personnel information, customer information, trade secrets, business and customer links and relations, customer lists, contact lists or information, processes, know-how, improvements, discoveries, developments, designs, inventions, training methods, sales techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof, terms of supply or service contracts, terms of agreements between customers and the Companies and any information relating to the business affairs of the Companies, in whatever form maintained. The Executive further acknowledges that such Confidential Information would inevitably be disclosed were he to become employed by, engaged by or otherwise provide competitive services to a competitor of the Companies.

4.1.3 All ideas, creations, improvements and other works of authorship created, developed, written or conceived by Executive at any time during Executive's employment by the Companies and relating to the Companies' business are works for hire within the scope of Executive's employment and shall be the property of the Companies free of any claim whatsoever by Executive and any person claiming any rights or interests through the Executive.

4.1.4 The Executive hereby covenants, warrants and agrees that he shall not, directly or indirectly, make or retain a copy of, nor make or cause to be made any notes of, nor remove or cause to be removed from the premises of the Companies, any document, notation or recording, whether mechanically or electronically or physically or mentally or otherwise maintained or copied, incorporating any trade secret or other Confidential Information belonging to or relating to the Companies unless such copying or making of notes is necessary for the proper and efficient discharge of Executive's duties on behalf of the Companies, provided, however, the Executive shall return such document, papers, copies or notes to the Companies forthwith after the authorized purpose has ceased or has been completed or on the demand of the Companies.



4.1.5 In the event of the termination of employment of the Executive, whether by the Companies or by the Executive and for whatever reason, the Executive hereby covenants, warrants and agrees that the Executive will immediately deliver to the Companies, within three (3) days of such termination or as directed by the Board of Directors: (i) all Confidential Information in whatever form it is maintained or it exists;
      (ii) all other documents, reports, notes, customer lists, customer data, business plans, specifications, programs, computer printouts and data and all other materials of any nature, whether originals or reproductions and in whatever form maintained or they exist, pertaining to the Companies, the business affairs of the Companies or the Executive's work with the Companies, and the Executive will not, directly or indirectly, take or possess, or deliver to any other person or entity, any of the foregoing or any reproduction or variation of any of the foregoing; and (iii) any and all other property or equipment which is properly the property of the Companies.

4.2 During the period of the Executive's employment and for a period of six (6) months following the voluntary or involuntary termination of Executive's employment hereunder for"Cause," the Executive hereby covenants, warrants and agrees that the Executive will NOT, as an individual, agent, partner, investor, officer or employee of a corporation or any other entity or in any other capacity, directly or indirectly (i) solicit or induce, or in any manner attempt to solicit or induce, any person employed by or acting as an agent of the Companies to leave his or her employment with or engagement by the Companies to join another enterprise or companies which is engaged in a similar business and competes with the Companies in Puerto Rico and/or the U.S. Virgin Islands as an employee or agent; or (ii) hire, contract with or otherwise employ or engage any former or current employee, agent or consultant of the Companies to join another common enterprise or entity which is engaged in a similar business and competes with the Companies in Puerto Rico and/or the U.S. Virgin Islands in any of their business areas or interests. In the event the Companies breaches its obligations under
      Section 2 or 3.2 of this Agreement, this Section 4.2 shall be null and void.

4.3 During the period of Executive's employment and for a period of six (6) months following the voluntary or involuntary termination of Executive's employment hereunder for"Cause," the Executive shall NOT, as an individual, agent, partner, investor, officer or employee of a corporation or any other entity or in any other capacity, directly or indirectly (i) induce or attempt to induce any customer or supplier of the Companies to cease being a customer or supplier of the Companies; or
      (ii) induce or attempt to induce any customer or supplier of the Companies to become a customer or supplier of any person, firm or corporation which in any way competes with the Companies in Puerto Rico and/or the U.S. Virgin Islands in any of their business areas or interests; or (iii) enter the employ of, or render any services to, any person, firm or corporation which is in any way competes with the Companies in any of their business areas or interests in Puerto Rico and/or the U.S. Virgin Islands, (iv) interfere with the business relationships or prospective business relationships of the Companies; or
      (v) otherwise compete with the Companies in Puerto Rico and/or the U.S. Virgin Islands. In the event the Companies breaches its obligations under Section 2 or 3.2 of this Agreement, this Section 4.2 shall be null and void.

4.4   If the Executive commits a material breach of any of the provisions of
      Section 4.1, 4.2 or 4.3 hereof, the Companies shall have the right and remedy to have the provisions of this Agreement specifically enforced by way of a temporary restraining order and/or a preliminary and/or permanent injunction by any court having jurisdiction, without the posting of any bond or security by the Companies, it being acknowledged and agreed by the Executive and the Companies that any such breach will cause irreparable injury to the Companies and that money damages will not provide an adequate remedy to the Companies. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Companies under law or in equity. Further, should the Companies commence an action for injunctive relief, the Companies shall have the right in the same proceeding and court to seek and obtain money damages caused by such breach.

4.5 If any of the covenants or other provisions contained in Section 4.1, 4.2 or 4.3, or any part thereof, is hereafter construed to be invalid or unenforceable in any respect, the same shall not affect the remainder of the covenant, covenants or provisions which shall be given the maximum effect possible without regard to the invalid portions and the remainder shall then be fully enforceable.

4.6 If any of the covenants or other provisions contained in Section 4.1, 4.2 or 4.3, or any part thereof, is held to be unenforceable because of the duration of such provision or the geographical or product/business area covered thereby, the parties agree that such provisions shall be reformed and construed to reduce the duration and/or area of such provision to the extent necessary for enforceability and, in its reduced form, said provision shall then be fully enforceable.



4.7 The Parties hereto intend to and hereby irrevocably confer exclusive jurisdiction to enforce the covenants and other provisions contained in Sections 4.1, 4.2 and 4.3, upon the courts in the State of Florida (and the federal courts resident in such State), with venue being set in Miami-Dade County and further expressly agree not to assert that any action brought in such courts has been brought in an inconvenient forum. The Parties further agree that, to the fullest extent permitted by law, valid service of process may be undertaken by certified mail to the addresses in Section 5.

4.8 The covenants and other provisions of this Section 4 shall survive the termination of this Agreement or the voluntary or involuntary termination of the Executive's employment regardless of the circumstances of such termination.

5.    Notices

      All notices or other communications given pursuant hereto by one party to another shall be in writing and deemed given when (a) delivered by hand,
      (b) sent by fax/telecopier (with receipt confirmed), provided that a copy is mailed the same day by registered or certified mail, postage prepaid, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and fax/telecopier numbers for the Companies and the Executive set forth below (or to such other address and/or fax/telecopier number as any party may designate by notice to the others from time to time).

             If to the Companies:

                   Pueblo International, LLC
                   Pueblo Entertainment, Inc.
                   c/o Finser Corporation
                   550 Biltmore Way, Suite 900
                   Coral Gables, Florida 33134
                   Telephone No. (305) 442-3407
                   Fax. No. (305) 447-1389

                Attention:  General Counsel


If to the Executive at:

                   William T. Keon, III
                   60 Edgewater Dr., Apt 11A
                   Coral Gables, FL 33133

                   Telephone No.:   305-666-4148
                   Fax No.:   __________________


6.    General

6.1 Except as otherwise provided in Section 4, any dispute or controversy arising out of or related to this Agreement, the Executive's employment with the Companies or the termination of that employment shall be resolved exclusively by arbitration, conducted before a panel of three
      (3) arbitrators in Miami, Florida, in accordance with the applicable rules for arbitration of employment disputes of the American Arbitration Association ("AAA"), the CPR Institute for Dispute Resolution ("CPR") or JAMS/Endispute then in effect. The choice of the AAA, CPR or JAMS/Endispute arbitration rules shall be made by the party initiating arbitration. The Companies shall pay the administrative costs of the AAA and the arbitrators' reasonable costs and fees. The Executive is responsible for Executive's own attorneys' fees and other fees and expenses, if any, with respect to the Executive's conduct of the arbitration. The arbitrator is expressly empowered to award reasonable attorneys' fees and expenses to the prevailing party as well as all other remedies to which the party would be entitled if the dispute were resolved in court. The arbitrator shall not have the authority to alter or amend any lawful policy, procedure or practice of the Companies or agreement to which the Companies are a party or the substantive rights or defenses of either party under any statute, contract, constitution or common law. The decision and award of the arbitrators is final and binding. The arbitrators shall promptly issue a written decision in support of their award. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The Federal Arbitration Act or any applicable state law shall govern the application and enforcement provision of this Section.

6.2 The article headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

6.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.



6.4 This Agreement may not be amended, modified, superseded or waived, except by a written instrument executed by both parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof, or any similar provision or policy applicable to any other individual, shall in no manner affect the right of either party at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

6.5 This Agreement shall be subject to and governed by the laws of the State of Florida.

6.6 This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

6.7 A telecopy signature on this Agreement shall have the same force and effect as an original signature.

7.    Severability

      If any provision of this Agreement is hereafter construed to be invalid or unenforceable in any respect, the same shall not affect the remaining provisions of this Agreement, without regard to the invalid portion, and any such invalid provisions shall be reformed and construed to the extent necessary to permit their enforceability so as to reflect the intent of the parties hereto.

8.    Representation

      The Companies and the Executive represent and warrant that each is fully authorized and empowered to enter into this Agreement and the performance of each of their respective obligations under this Agreement will not violate any agreement between each of them and any other person, firm or organization.

9.    Survivorship

      The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment or this Agreement to the extent necessary to the intended preservation of such rights and obligations.



10.   Successors and Assigns


      The respective rights and obligations of the Companies under this Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of the Companies. This Agreement is assignable by the Companies to any corporate entity which acquires directly or indirectly by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Companies. Upon such assignment, the Companies shall not be released from liability
      hereunder.   This Agreement shall not be assignable by the Executive, but may become part of the Executive's estate in case of death.

11.   Effective Date

      This Agreement shall become effective and enforceable on the execution of this Agreement by all Parties (the"Effective Date").

[Signatures on next page]




 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   PUEBLO INTERNATIONAL, LLC


                              By /s/ Steven I. Bandel
                              Name: Steven I. Bandel
                              Title:___________________________________


                              PUEBLO ENTERTAINMENT, INC.


                              By /s/Daniel J. O'Leary
                              Name: Daniel J. O'Leary
                              Title: Chief Financial Officer




                                    /s/ William T. Keon, III
                              William T. Keon, III


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WTK - AGREEMENT TEST